EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:

04/13/04	Investors:	Mary Healy, 630-623-6429
	Media:	Anna Rozenich, 630-623-7316

McDONALD'S REPORTS MARCH AND FIRST QUARTER 2004 SALES AND ANNOUNCES PRELIMINARY FIRST QUARTER EARNINGS PER SHARE

*	First quarter earnings per share expected to be about $0.40, up 38% over first quarter 2003
*	Global results reflect positive comparable sales for March and first quarter
*	U.S. comparable sales up 14.2% for the quarter
*	Europe comparable sales up 3.5% for the quarter

OAK BROOK, IL — McDonald’s Corporation announced today that global Systemwide sales for McDonald’s restaurants increased 11.5% in March and 17.5% for the first quarter compared with the same periods in 2003.  In constant currencies, these increases were 5.8% and 10.3% for the month and quarter, respectively.  Comparable sales for McDonald’s restaurants increased 5.0% for the month and 9.4% for the quarter.
Jim Cantalupo, McDonald’s Chairman and Chief Executive Officer, said, "Our U.S. business posted exceptional results for the first three months of 2004, with March and first quarter comparable sales increases of 9.9% and 14.2%, respectively. While more challenging months lie ahead, given strong U.S. comparable sales last year, I remain confident in our Plan to Win.  We will continue to focus on the winning combination of improved service, better tasting and more relevant food, affordable menu options, and extended hours of service.
"While Europe’s first quarter comparable sales increased 3.5%, March’s 2.9% decrease in comparable sales was disappointing despite the fact that most of the decrease related to a negative trading day impact.  We are actively working to create sustainable momentum across Europe.  In early April, both the UK and Germany launched the Salads Plus menu — a unique variety of fresh and wholesome menu offerings. In the coming months, more than a dozen additional European markets will introduce the Salads Plus menu. I am confident that these new products will add appeal and relevance for our European customers."

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The Company expects first quarter diluted earnings per share to be about $0.40, a 38% increase over first quarter 2003’s diluted earnings per share, before the effect of an accounting change, of $0.29. Additional details regarding first quarter results will be available when the Company releases earnings on April 27.

March Comparable Sales

	Month-to-Date		Year-to-Date

Percent Increase/(Decrease)	2004	2003	2004	2003

McDonald’s Restaurants*	5.0	(3.7)	9.4	(3.6)
Major Segments:
U.S.	9.9	(1.2)	14.2	(2.0)
Europe	(2.9)	(5.4)	3.5	(4.4)
APMEA**	2.7	(9.9)	5.0	(8.3)

March Systemwide Sales

	Month-to-Date		Year-to-Date

Percent Increase/(Decrease)	As Reported	In Constant Currency	As Reported	In Constant Currency

McDonald’s Restaurants*	11.5	5.8	17.5	10.3
Major Segments:
U.S.	10.8	10.8	15.2	15.2
Europe	11.5	(1.5)	20.9	5.1
APMEA**	12.0	2.1	16.3	4.7

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

Definitions
*
Comparable sales represent sales at Systemwide restaurants in operation at least thirteen months, excluding the impact of currency translation.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

*
Systemwide sales include sales at all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates.  Management believes Systemwide sales information is useful in analyzing the Company’s revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

*	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
*	Trading day impact represents the effect on comparable sales results of changes in the composition of weekdays, weekends, and holidays for a given month compared with the prior year.

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Related Communications
McDonald’s plans to release first quarter earnings after market hours on April 27, and will host an investor webcast at 8:30 a.m. Central Time on April 28, 2004.  A link to this webcast will be available on www.investor.mcdonalds.com. An archived replay of this webcast will be available for a limited time.

More than 30,000 local McDonald’s restaurants serve about 47 million customers each day in more than 100 countries.  Please visit our newly designed website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements which reflect management’s expectations regarding future events and operating performance and speak only as of April 13, 2004.  These forward-looking statements involve a number of risks and uncertainties.  A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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